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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  MINIMED INC.
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             (Exact Name of Registrant as Specified in its Charter)



              Delaware                                   95-4408171
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(State of Incorporation or Organization)       (IRS Employer Identification no.)

      18000 Devonshire Street
      Northridge, California                               91325
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(Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]



Securities Act registration statement file number to which this form relates:
    N/A

Securities to be registered pursuant to Section 12(g) of the Act:


         Title of Each Class                      Name of Each Exchange on Which
         to be so Registered                      Each Class is to be Registered
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
          Rights to Purchase
Series B Junior Participating Cumulative
           Preferred Stock,                           Nasdaq National Market
        par value $.01 per share
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


Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
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                                (Title of Class)




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     The undersigned registrant hereby amends Items 1 and 2 of its Registration
Statement on Form 8-A, dated June 14, 1995, as set forth below:

     ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The descriptions of the Registrant's Common Stock, $.01 par value per share, and the associated preferred stock purchase rights which are contained in the Registrant's Registration Statement on Form S-1 (Commission File No.
33-92710), as amended from time to time, are hereby incorporated herein by reference.

     Effective as of May 29, 2001, the Board of Directors of MiniMed Inc. (the
"Company") approved a Second Amendment To Rights Agreement (Reformed) (the
"Amendment") to that certain Rights Agreement (the "Rights Agreement") dated as of July 24, 1995 between the Company and Computershare Investor Services, LLC, as successor to Harris Trust Company of California, as Rights Agent (the "Rights
Agent"), as amended by that certain First Amendment to the Rights Agreement effective May 1, 1999. The Amendment, as revised, provides that Medtronic,
Inc.("Medtronic") will not be deemed a 15% Stockholder (as that term is defined in the Rights Agreements) to the extent that Medtronic acquires or is deemed to acquire beneficial ownership of voting shares of the Company by entering into the Agreement and Plan of Merger among Medtronic, the Company and MMI Merger
Corp., a wholly owned subsidiary of Medtronic, (the "Merger Agreement"), by entering into the Agreements to Facilitate Merger (collectively, the "Support
Agreements") with certain of the Company's stockholders in connection with the Merger Agreement or by consummating the transactions contemplated by the Merger
Agreement or the Support Agreements. The Amendment further provides that neither the execution and delivery of the Support Agreements, the execution or delivery of the Merger Agreement, nor the consummation of the transactions contemplated thereby shall be deemed to result in any Person becoming a 15% Stockholder.
Furthermore, neither the execution and delivery of the Support Agreements, the execution and delivery of the Merger Agreement, nor the consummation of the transactions contemplated thereby shall cause any distribution of the Rights or any right to exercise Rights, as such term is defined in the Rights Agreement.

     The Merger Agreement provides for the merger of MMI Merger Corp. into the Company after which the Company will become a wholly-owned subsidiary of Medtronic. The Support Agreements provide for certain stockholders of the Company, including Alfred E. Mann, the founder, Chairman and Chief Executive
Officer of the Company, to vote shares of the Company's Common Stock held beneficially by them (including shares as to which beneficial ownership is acquired after the date of the Support Agreements) in favor of approval, consent and ratification of the merger and against any proposal or action that could impede, interfere with, frustrate, nullify or discourage the merger, could facilitate the acquisition of the Company by a party other than Medtronic or could result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled.

     The Amendment further eliminates from the definition of "beneficial ownership," as applied to Medtronic, securities of the Company subject to the Support Agreements or beneficially owned by the parties to those agreements other than Medtronic. Finally, the


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Amendment provides for the Rights Agreement to expire upon the effectiveness of the merger with Medtronic without any further obligations under the Rights
Agreement except for the payment of any fees, expenses and indemnification to which the Rights Agent is entitled under the Rights Agreement.

     The Second Amendment to the Rights Agreement, as revised, is attached hereto as Exhibit 4 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to that Second Amendment.

     ITEM 2. EXHIBITS.

     4. Second Amendment to Rights Agreement effective as of May 29, 2001, as revised, between MiniMed Inc. and Computershare Investor Services, LLC, a successor in interest to Harris Trust Company of California, as Rights Agent.





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                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  June 26, 2001                      MINIMED INC.


                                          By:  /s/ Eric S. Kentor
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                                          Name: Eric S. Kentor
                                          Its: Senior Vice President, General
                                               Counsel and Secretary







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                                  EXHIBIT INDEX


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

  Exhibit
  Number                                  Description
  -------                                 -----------
    4                 Second Amendment to Rights Agreement effective as of
                      May 29, 2001, between MiniMed Inc. Computershare
                      Investor Services, LLC, a successor in interest to
                      Harris Trust Company of California, as Rights Agent.









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